Exhibit 99.1

Anika Therapeutics Appoints Frank J. Luppino as Chief Operating Officer

Seasoned Operations Executive Returns to Company

BEDFORD, Mass.--(BUSINESS WIRE)--May 26, 2009--Anika Therapeutics, Inc. (NASDAQ:ANIK) today announced the appointment of Frank J. Luppino as chief operating officer. Luppino was most recently vice president of operations at Bionostics, a privately held developer, manufacturer and distributor of turnkey products for critical healthcare OEMs. As an integral member of the management team implementing Anika’s strategic growth plan, Luppino will oversee the operations, quality systems, regulatory and clinical affairs areas. Luppino previously served for eight years at Anika, culminating in the position of vice president of operations.

“We expect Frank to be instrumental in the next phase of Anika’s growth as we broaden our global presence through an expanding suite of innovative products and an increasing number of distributors,” said Charles H. Sherwood, Ph.D., president and chief executive officer. “Frank is an ideal complement to our management team, given his knowledge of Anika, proven expertise in business planning, sound analytical thinking and high level of energy and enthusiasm. During his tenure with Anika, Frank made significant contributions in developing our processes and enhancing our customer and supplier relationships.”

Prior to his position at Bionostics, Luppino served as vice president of operations at Anika Therapeutics from June 2003 until his departure in September 2007. He also had held the position of executive director of operations. Prior to joining Anika in 1999, Luppino was regional manager for AAC Consulting Group, a firm serving the pharmaceutical and medical device industries. From 1992 to 1998, he was regional manager for Raytheon Engineers and Constructors. Earlier in his career, Luppino was a project engineer with Black and Veatch Corporation, an architectural and engineering design firm. Luppino holds a bachelor’s degree in chemical engineering from Lehigh University.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products include ORTHOVISC®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek; HYVISC®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.; a family of aesthetic dermatology products for facial wrinkles, scar remediation and lip augmentation; AMVISC®, AMVISC® Plus, STAARVISC™-II and Shellgel™ injectable viscoelastic HA products for ophthalmic surgery; INCERT®, an HA-based anti-adhesive for surgical applications; ORTHOVISC® mini a treatment for osteoarthritis targeting small joints and available in Europe; MONOVISC™ a single-injection osteoarthritis product based on Anika’s proprietary cross-linking technology and also available in Europe and Turkey; and next generation products for joint health and aesthetic dermatology based on the Company’s proprietary, chemically modified HA.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as "expectations," "remains," "focus," "expected," "prospective," "expanding," "building," "continue," "progress," “plan,” "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," “expect” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. These statements include, but are not limited to, those relating to Anika’s broadening of its global presence through an expanding suite of innovative products and an increasing number of distributors, and the expected success and contributions of Frank Luppino. The Company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our manufacturing operations and production planning; (iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas (v) future determinations by the company to allocate resources to products and in directions not presently contemplated. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2008, and Form 10-Q for the quarter ended March 31, 2009, as well as those described in the company's other press releases and SEC filings.

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
CEO
or
Kevin W. Quinlan, 781-457-9000
CFO